Exhibit 23.1
KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 19, 2025, with respect to the financial statements of Black Rock Coffee Bar, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Portland, Oregon
September 9, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.